[LOGO]                                     The Veterinarian's Programming Choice to Educate, Entertain and Encourage
                                   8406 Benjamin Road          Phone: (888) 701-1202           E-mail: info@petcaretv.com
                                   Suite C                     Direct:  (813) 888-7330
                                   Tampa, FL 33634             Fax:      (813) 888-7375        Website: www.petcaretv.com
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FOR IMMEDIATE RELEASE                                    SYMBOL:           PTNW
April 8, 2005                                            TRADED:           OTCBB


           PETCARE TELEVISION NETWORK, INC. SIGNS MEMORANDUM OF TERMS
                TO ACQUIRE AFRICAN AMERICAN MEDICAL NETWORK, INC.

TAMPA, FLORIDA - April 8, 2005 - PetCARE Television Network, Inc. ("PetCARE TV")
[OTCBB: PTNW], an advertiser-supported, place-based media company that provides educational programming for veterinarian waiting rooms, announced today that it entered into a non-binding Memorandum of Terms to acquire African American
Medical Network, Inc. ("African American Medical"), a wholly-owned subsidiary of
AFMN, Inc. [Pink Sheets: AFNN]. African American Medical, an advertiser-supported, place-based media company provides educational programming for the waiting rooms of doctors who serve the African American population.

Definitive agreements are being drafted, and coincident with closing, PetCARE TV plans to change its name to Medical Media Networks, Inc. ("Medical Media
Networks"). Medical Media Networks will form a new wholly-owned subsidiary, PetCARE Television Network, Inc. ("New PetCARE TV") and will also serve as the parent company for African American Medical upon completion of the acquisition.

The President and CEO of the new parent company, Medical Media Networks, will be Philip M. Cohen, the current President and CEO of PetCARE TV. Mr. Cohen will also serve as the producer/director of the educational programming for both networks. Since 1984, after serving as the Director of Special Markets with Twentieth Century Fox, Mr. Cohen has produced educational programming direct to video and founded, developed, or operated many place-based media networks including The HealthCare Television Network, Inc., The Good Health Channel, My
Pet Television Network, Inc., PetCARE TV and upon completion of the acquisition, African American Medical.

The current Chief Financial Officer ("CFO") of PetCARE TV, Donald R.
Mastropietro, will serve as the CFO of Medical Media Networks. Mr. Mastropietro brings years of experience as he has served as CFO for publicly traded companies since 1972.

New PetCARE TV will be headed by Bernard Kouma as President, a well-known and well-respected member of the veterinary industry. Mr. Kouma, who has served on the board of directors of PetCARE TV since its inception, spent 15 years as a financial executive with Norden Laboratories (now a part of Pfizer), the leading veterinary biological and pharmaceutical company in the country. Mr. Kouma spent
12 years with Ancom, Inc., the originator of client education programs for the veterinary profession, until he acquired the rights to the Ancom line of client education videos and founded AVLS, Inc. (Audio Visual Learning Systems). Mr.
Kouma also serves as President of VMS, Inc. (Veterinary Marketing Systems), which markets high-tech medical equipment to the veterinary profession nationwide.

Mr. Charles V. Richardson will continue to serve as President of African
American Medical. Mr. Richardson previously served as Director of Healthcare
Marketing with Footsteps, LLC, a marketing and advertising agency specializing in culturally relevant, customized communications targeting the multicultural marketplace. Footsteps, LLC is the multicultural communications company affiliated with Omnicom Group, Inc., one of the world's largest communications companies that manages a portfolio of global market leaders in the disciplines of advertising, marketing services, specialty communications, interactive/digital media, and media buying services. Previously, Mr. Richardson was President of TRIAD/TRG, Inc., a marketing and advertising communications company specializing in the African American market providing market research, public relations, sales promotion, and strategic planning to Fortune 1000 companies, the healthcare industry, and government agencies. He is a marketing and communications expert who has specialized in the urban consumer market for more than 25 years.

PetCARE TV's educational programming focused on optimal healthcare for animal companions is currently aired in veterinary hospitals, is targeted to pet owners nationwide, and is viewed by approximately 4 million pet owners each month. African American Medical plans to provide educational programming to millions of African American patients through installation of viewing systems in doctor's offices serving the African American population. Programming for both networks is funded, in part, by commercial advertisers that are reviewed and approved by advisory boards for each network.

Medical Media Networks plans to launch similar place-based media networks in the areas of pediatrics, obstetrics/gynecology, and dermatology with programming specific to each specialty.

The corporate offices of PetCARE TV are located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634. Questions may be addressed to Teresa J. Bray, Vice President at (813) 888-7330. More information on PetCARE TV, its business model, and products can be found on its website: www.petcaretv.com. The corporate offices of African American Medical are located at 6601 Center Drive West, Suite 521, Los Angeles, California 90045. For more information about African American Medical, call Robert Cambridge, Executive Vice President, at (310) 348-8170 or visit its website at www.africanamericanmedicalnetwork.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of PetCARE TV. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements that are not historical facts, including statements about confidence, strategies and business expectations relating thereto are forward looking statements that involve risks and uncertainties that could significantly impact PetCARE TV. These include the factors that are discussed from time to time in PetCARE TV's filings with the Securities and Exchange Commission.


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